EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

12 September 2007

Shire plc (the "Company")

Notification of the Exercise of an Option and Sale of Shares by a Director/PDMR.

The Company was notified, on 11 September 2007, by Mr Angus Russell, Chief Financial Officer, of the exercise in London on the same day, of an option over 100,000 ordinary 5p shares in the capital of the Company at an exercise price of £5.26.  Mr Russell chose to use a net settled cashless exercise facility run by the Company which resulted in a total of 58,582 shares being allotted to him.

The Company was further notified by Mr Russell on 11 September 2007, of the sale in London on the same day of 51,082 ordinary 5p shares in the capital of the Company at a price of £12.70.  He retained 7,500 shares.

Following this transaction Mr Russell holds 26,438 ordinary shares, representing circa 0.005% of the issued share capital in the Company. He also retains share options and stock appreciation rights over a total of 977,203 ordinary shares in the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Registered in England 2883758  Registered Office as above

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above